Exhibit 99.1

Neonode Announces Anticipated Financial Proceeds from Patent Lawsuit Settlement

STOCKHOLM, SWEDEN, September 3, 2025 — Neonode Inc. (NASDAQ: NEON) (the “Company” or “Neonode”) today announced that it has been informed of its anticipated proceeds from a settlement of the lawsuit between Neonode Smartphone LLC (“Aequitas Sub”, a subsidiary of Aequitas Technologies LLC, an unrelated third party) and Samsung Electronics Co. Ltd. (“Samsung”) (Civil Action No. 6:20-cv-00507) pertaining to the alleged infringement of certain patents assigned by Neonode to Aequitas Technologies LLC (“Aequitas”) in 2019. While Neonode was not a party to the lawsuit, as discussed further below, the Company is entitled to 50 percent of any net proceeds from the settlement pursuant to the terms of the Assignment Agreement, dated May 6, 2019, between the Company and Aequitas (the “Assignment Agreement”).

Based on settlement details shared with the Company and subject to assessment by third parties, Neonode expects to receive net proceeds of approximately US$15 million to US$20 million after deducting a brokerage fee payable by the Company in connection with the original assignment to Aequitas and estimated legal fees, taxes and other expenses. The Company will continue to evaluate the tax implications and other financial considerations that may affect the net amount available to the Company.

As of September 3, 2025, no decision has been made by Neonode’s Board of Directors (the “Board”) on the expected use of proceeds from the settlement.

Background Information

As previously disclosed in the Company’s Current Report on Form 8-K filed with Securities and Exchange Commission (SEC) on May 8, 2019, the Company assigned a portfolio of patents to Aequitas, an unrelated third party. The assignment provides the Company the right to share in the potential net proceeds generated from a possible licensing and monetization program that Aequitas may enter into. Under the terms of the assignment, net proceeds mean gross proceeds less out of pocket expenses and legal fees paid by Aequitas. The Company’s share would also be net of a brokerage fee payable by the Company in connection with the original assignment to Aequitas.

A lawsuit was filed on June 8, 2020 by Aequitas Sub against Samsung Electronics Co. Ltd. (Civil Action No. 6:20-cv-00507) in the United States District Court for the Western District of Texas (the “Court”) alleging infringement of certain patents previously assigned by the Company to Aequitas. Aequitas Sub is a subsidiary of Aequitas Technologies LLC and is not affiliated with Neonode Inc.

The court dismissed the case on September 2, 2025 following a settlement between Aequitas Sub and Samsung.

The separate patent infringement litigation brought by Aequitas Sub against Apple Inc. (assigned docket number 3:21-cv-08872) remains pending in the United States District Court for the Northern District of California.

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

President and Chief Executive Officer

Pierre Daniel Alexus

E-mail: daniel.alexus@neonode.com

Phone: +46 767 60 29 90

About Neonode

Neonode Inc. (NASDAQ: NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The Company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced research and development and technology licensing, Neonode’s technology is currently deployed in more than 90 million products, and the Company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit https://neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations regarding the receipt of a portion of the proceeds from the settlement of the patent litigation involving Aequitas Sub and Samsung Electronics Co. Ltd. and use of any such proceeds. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.